EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
Service Properties Trust Announces Second Quarter 2020 Results
Second Quarter Net Loss of $0.23 Per Common Share
Second Quarter Normalized FFO of $0.48 Per Common Share

Newton, MA (August 7, 2020). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter and six months ended June 30, 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	($ in thousands, except per share data)
Net income (loss)	$(37,349)	$8,782	$(70,999)	$234,569
Net income (loss) per common share	$(0.23)	$0.05	$(0.43)	$1.43
Adjusted EBITDAre (1)	$152,166	$218,972	$347,303	$414,873
Normalized FFO (1)	$78,158	$168,766	$201,242	$313,406
Normalized FFO per common share (1)	$0.48	$1.03	$1.22	$1.91

(1)
Additional information and reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures, including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO, for the three and six months ended June 30, 2020 and 2019 appear later in this press release.

John Murray, President and Chief Executive Officer of SVC, made the following statement:
“While the travel industry and certain service retail businesses continue to experience unprecedented challenges due to the COVID-19 pandemic, we have continued to take proactive steps to increase our liquidity, manage our debt maturities and preserve capital.
“By completing an $800 million note offering and a tender offer for $350 million of our $400 million of 4.25% senior notes due 2021, we believe we have largely addressed our 2021 debt maturities and secured availability under our $1 billion revolving credit facility, which we amended in May 2020 to obtain waivers from compliance with certain financial covenants through March 2021. Along with reducing our quarterly dividend and deferring non-essential capital spending, we plan to further strengthen our financial position by moving forward with certain of our previously planned hotel sales by year end.
“Our earnings during the second quarter reflect the full impact of the COVID-19 pandemic in April, followed by signs of a slow and steady recovery in May and June. Almost all of our hotels are open and occupancies have steadily increased during the quarter to 26.8% in May and 35.5% in June from a low of 21.0% in April when the impact of the COVID-19 pandemic was most acute. Rent collections from our net lease tenants also are trending upward to 80.0% for the month of

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

July from a low of 45.6% for the month of April, as businesses that were temporarily closed due to government mandates or guidelines continue to reopen. We have reached rent deferral agreements with 80 of our net lease retail tenants and, as of August 6, 2020, we had agreed to defer an aggregate of $11.3 million of rent for tenants representing approximately 6% of our annual minimum returns and rents. Our travel centers have been resilient as trucking activity has remained steady throughout the quarter.
“Although significant uncertainties remain as to the timeframe and trajectory of a recovery, we believe we are currently well positioned with a diverse portfolio of assets and ample liquidity.”
Results for the Three and Six Months Ended June 30, 2020 and Recent Activities:

•
Net Income (loss): Net loss for the quarter ended June 30, 2020 was $37.3 million, or $0.23 per diluted common share, compared to net income of $8.8 million, or $0.05 per diluted common share, for the quarter ended June 30, 2019. Net loss for the quarter ended June 30, 2020 includes a $46.7 million, or $0.28 per diluted common share, gain on insurance settlement, net of tax, a $28.5 million, or $0.17 per diluted common share, loss on asset impairment, a $7.0 million, or $0.04 per diluted common share, loss on extinguishment of debt, $3.8 million, or $0.02 per diluted common share, of net unrealized gains on equity securities and a $2.9 million, or $0.02 per diluted common share, net loss on the sale of real estate. Net income for the quarter ended June 30, 2019 includes $60.8 million, or $0.37 per diluted common share, of net unrealized losses on equity securities. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the quarters ended June 30, 2020 and 2019, respectively.

•
Net loss for the six months ended June 30, 2020 was $71.0 million, or $0.43 per diluted common share, compared to net income of $234.6 million, or $1.43 per diluted common share, for the six months ended June 30, 2019. Net loss for the six months ended June 30, 2020 includes a $46.7 million, or $0.28 per diluted common share, gain on insurance settlement, net of tax, a $45.3 million, or $0.28 per diluted common share, loss on asset impairment, a $9.8 million, or $0.06 per diluted common share, net loss on the sale of real estate, a $7.0 million, or $0.04 per diluted common share, loss on extinguishment of debt and $1.2 million, or $0.01 per diluted common share, of unrealized losses on equity securities. Net income for the six months ended June 30, 2019 includes $159.5 million, or $0.97 per diluted common share, gain on sale of real estate and $39.8 million, or $0.24 per diluted common share, of net unrealized losses on equity securities. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the six months ended June 30, 2020 and 2019, respectively.

•	Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended June 30, 2020 compared to the same period in 2019 decreased 30.5% to $152.2 million.
Adjusted EBITDAre for the six months ended June 30, 2020 compared to the same period in 2019 decreased 16.3% to $347.3 million.

•
Normalized FFO: Normalized FFO for the quarter ended June 30, 2020 were $78.2 million, or $0.48 per diluted common share, compared to Normalized FFO of $168.8 million, or $1.03 per diluted common share, for the quarter ended June 30, 2019.

Normalized FFO for the six months ended June 30, 2020 were $201.2 million, or $1.22 per diluted common share, compared to Normalized FFO of $313.4 million, or $1.91 per diluted common share, for the six months ended June 30, 2019.

Financing Activities:
As previously announced, on May 8, 2020, SVC amended the credit agreement governing its $1.0 billion revolving credit facility and $400.0 million term loan. The amendment provided for a waiver of certain of the financial covenants under its credit agreement through March 31, 2021, or the Waiver Period, during which, subject to certain conditions, SVC will continue to have access to undrawn amounts under the credit facility.
During the Waiver Period, and continuing thereafter until such time as SVC has demonstrated compliance with certain of its financial covenants as of June 30, 2021:

•	SVC is required to maintain unrestricted liquidity (unrestricted cash or undrawn availability under its $1.0 billion revolving credit facility) of not less than $125.0 million;

•	The interest rate premium over LIBOR under SVC’s revolving credit facility and term loan increased by 50 basis points;

•
SVC is required to pledge equity interests of subsidiaries owning properties with a value of approximately two times the balance of loans outstanding under the credit agreement. SVC has pledged subsidiaries owning properties with $876.7 million of unencumbered gross asset value as of June 30, 2020;

•
SVC’s ability to pay distributions on its common shares has been limited to amounts required to maintain its qualification for taxation as a real estate investment trust and to avoid the payment of certain income and excise taxes, and to pay a cash dividend of $0.01 per common share per quarter;

•
Certain additional covenants, including additional restrictions on SVC’s ability to incur indebtedness (with exceptions for borrowings under its revolving credit facility and certain other categories of secured and unsecured indebtedness), and to acquire real property or make other investments (with exceptions for, among other things, certain categories of capital expenditures and costs, and certain share purchases); and

•
SVC is generally required to apply the net cash proceeds from the disposition of assets, capital markets transactions, debt refinancings or COVID-19 government stimulus programs to the repayment of outstanding loans under the credit agreement.

In June 2020, SVC repurchased $350.0 million principal amount of its $400.0 million of 4.25% senior notes due 2021 for $356.0 million, excluding accrued interest, pursuant to a cash tender offer. As a result, SVC recorded a loss of approximately $7.0 million, net of unamortized discount and deferred financing costs, on extinguishment of debt in the second quarter of 2020. SVC funded this purchase using borrowings under its revolving credit facility.

In June 2020, SVC issued $800.0 million aggregate principal amount of 7.50% senior notes due 2025 guaranteed by certain of SVC’s subsidiaries in an underwritten public offering. The aggregate net proceeds from this offering of approximately $788.0 million after underwriters’ discounts and other offering expenses were used to repay amounts outstanding under its revolving credit facility.

On July 16, 2020, SVC announced a $0.01 per common share dividend to be paid to its shareholders of record on July 27, 2020 and distributed on or about August 20, 2020.
Recent Investment Activities:
During the quarter ended June 30, 2020, SVC sold four net lease properties with an aggregate of 809,720 square feet in four states for an aggregate sales price of $56.0 million, excluding closing costs.

SVC has entered agreements to sell one Wyndham Hotels & Resorts, Inc (NYSE: WH), or Wyndham, branded hotel and eight Marriott International, Inc. (Nasdaq: MAR), or Marriott branded hotels with 1,178 rooms in five states with a net carrying value of $38.3 million for an aggregate sales price of $48.8 million.  SVC expects these sales to be completed in the fourth quarter of 2020. SVC expects to use the net sales proceeds from any hotels sold to repay outstanding indebtedness. The amount of annual minimum returns due from Marriott will be reduced by the amount allocated to the Marriott branded hotels sold, which was $7.9 million as of June 30, 2020.
In July 2020, SVC sold one net lease property with 2,935 square feet with a carrying value of $0.7 million requiring an annual minimum rent of $0.05 million for a sale price of $0.7 million. SVC has also entered agreements to sell seven net lease properties with 68,343 aggregate square feet in six states with a net carrying value of $6.3 million and leases requiring an aggregate of $0.3 million of annual minimum rents for an aggregate sales price of $6.9 million, excluding closing costs. SVC expects these sales to be completed by the third quarter of 2020.
The sales of these hotels and net lease properties are subject to various contingencies and may be delayed or may not occur.
During the quarter ended June 30, 2020, SVC funded $39.3 million of capital improvements to certain of its properties. Pursuant to the terms of its management and lease agreements with its managers and tenants, some of these capital improvements resulted in increases in SVC’s contractual annual minimum returns and rents of $3.1 million.
Hotel Portfolio:
As of June 30, 2020, SVC had six operating agreements with six hotel operating companies for 329 hotels with 51,404 rooms, which represented 62% of SVC’s total annual minimum returns and rents.

•
Hotel RevPAR (comparable hotels): For the quarter ended June 30, 2020 compared to the same period in 2019 for SVC’s 306 comparable hotels: average daily rate, or ADR, decreased 31.5% to $83.47; occupancy decreased 46.0 percentage points to 31.2%; and revenue per available room, or RevPAR, decreased 72.3% to $26.04.

For the six months ended June 30, 2020 compared to the same period in 2019 for SVC’s 304 comparable hotels: ADR decreased 14.1% to $103.85; occupancy decreased 27.8 percentage points to 44.4%; and RevPAR decreased 47.2% to $46.11.

•
Hotel RevPAR (all hotels): For the quarter ended June 30, 2020 compared to the same period in 2019 for SVC’s 329 hotels that were owned as of June 30, 2020: ADR decreased 36.4% to $84.34; occupancy decreased 49.4 percentage points to 27.8%; and RevPAR decreased 77.1% to $23.45.

For the six months ended June 30, 2020 compared to the same period in 2019 for all SVC’s 329 hotels: ADR decreased 16.1% to $110.24; occupancy decreased 30.4 percentage points to 41.9%; and RevPAR decreased 51.4% to $46.19.

•
Hotel Coverage of Minimum Returns and Rents: For the quarter ended June 30, 2020, the aggregate coverage of SVC’s minimum returns or rents decreased to (0.33x) from 1.11x for the quarter ended June 30, 2019.

For the six months ended June 30, 2020, the aggregate coverage ratio of SVC’s minimum returns or rents decreased to (0.06x) from 0.90x for the six months ended June 30, 2019.

SVC’s hotel occupancies reached all-time lows during the second quarter of 2020 as a result of weak demand due to various forms of stay-at-home restrictions being enforced throughout the United States due to the COVID-19 pandemic.

SVC hotel occupancy was 21.0% in April 2020, 26.8% in May 2020 and 35.5% in June 2020. Hotel performance has gradually improved since the lows seen in April 2020 as travel demand slowly recovers. For the 28 days ended July 25, 2020, occupancy for SVC’s hotels was 42.4%.
As of August 6, 2020, SVC has reopened 9 of the 19 hotels that it had closed as a result of the COVID-19 pandemic. SVC’s 183 extended stay hotels performed better than its 95 limited service and 51 full-service hotels during the quarter ended June 30, 2020, with occupancies of 45.7%, 16.4% and 12.0% respectively. With the economy generally continuing to slowly reopen, SVC expects its diverse portfolio of suburban extended stay and limited service hotels to recover faster than its urban full-service hotels.
Hotel Managers:

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IHG Agreement: As of June 30, 2020, 103 of SVC’s hotels were operated by subsidiaries of InterContinental Hotels Group plc, or IHG, under one agreement requiring annual minimum returns and rents to SVC of $216.6 million as of June 30, 2020 (approximately $54.1 million per quarter). During the three months ended June 30, 2020, SVC realized returns and rents under its IHG agreement of $54.1 million. SVC’s IHG agreement is partially secured by a security deposit. During the three months ended June 30, 2020, SVC reduced the available security deposit by $33.7 million to cover shortfalls in hotel cash flows available to pay the minimum returns and rents due to SVC during the period. On June 1, 2020, SVC entered into a letter agreement with respect to certain matters related to its management agreement with IHG, including waiving the minimum security deposit requirement through 2021 and the requirement to fund FF&E reserves through September 30, 2020. As of June 30, 2020, the available IHG security deposit which SVC held to pay future payment shortfalls was $9.0 million. In July 2020, SVC applied the remaining security deposit securing IHG’s obligations under its IHG agreement. SVC did not receive any payments from IHG to cure shortfalls for the balance of the July minimum returns and rents of $8.4 million after applying the remaining security deposit or the August 2020 minimum returns and rents of $18.0 million due to SVC. In July 2020, SVC sent IHG a notice of default and termination, and in August 2020, SVC sent IHG an additional notice of default. SVC is in discussions with IHG to see if there may be a mutually beneficial resolution. Absent a cure of these defaults or if no agreement is reached, SVC currently plans to transition management and branding of these 103 hotels from IHG to subsidiaries of Sonesta Holdco Corporation, or Sonesta.

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Marriott Agreement: As of June 30, 2020, 122 of SVC’s hotels were operated by subsidiaries of Marriott under one agreement requiring annual minimum returns to SVC of $192.9 million as of June 30, 2020 (approximately $48.2 million per quarter). During the three months ended June 30, 2020, SVC realized returns of $28.8 million. SVC’s agreement is partially secured by a security deposit and a limited guaranty from Marriott. During the three months ended June 30, 2020, SVC applied the remaining security deposit of $4.8 million and has drawn all $30.0 million of the guaranty to cover shortfalls in hotel cash flows available to pay the minimum returns due to SVC during the period. As of June 30, 2020, there was no security deposit available with SVC to pay future payment shortfalls and the guaranty was exhausted. We have the right to terminate the Marriott agreement after the security deposit and the guaranty have been depleted if Marriott fails to fund up to 80% of the minimum returns due to us. As of June 30, 2020, SVC has received payments or utilized the available security deposit for an aggregate of 80% of the minimum returns due to it. SVC’s Marriott agreement requires 5.5% to 6.5% of gross revenues from hotel operations be placed in an FF&E reserve. As a result of current market conditions, SVC and Marriott have agreed to suspend contributions to the FF&E reserve under the Marriott agreement for the remainder of 2020.

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Sonesta Agreement: As of June 30, 2020, 53 of SVC’s hotels were operated by Sonesta under management agreements requiring annual minimum returns to SVC of $119.8 million as of June 30, 2020 (approximately $30.0 million per quarter). During the three months ended June 30, 2020, SVC’s hotels under the Sonesta agreement generated an operating cash flow deficit of $17.7 million. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows, if any, after payment of hotel operating expenses including management fees.

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Wyndham Agreement: As of June 30, 2020, 20 of SVC’s hotels were operated under a management agreement with subsidiaries of Wyndham. The Wyndham management agreement expires on September 30, 2020 and SVC expects to transition management and brands of these hotels to Sonesta upon expiration of the agreement unless sooner terminated with respect to any hotels that are sold. Under the agreement, payment by Wyndham is limited to available cash flows after payment of operating expenses. Wyndham is not entitled to any management fees for the remainder of the agreement. During the three months ended June 30, 2020, SVC’s hotels under its Wyndham agreement generated an operating cash flow deficit of $2.7 million.

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Other Hotel Agreements: As of June 30, 2020, SVC’s remaining 31 hotels were managed under two agreements: one management agreement with a subsidiary of Hyatt Hotels Corporation (NYSE: H), or Hyatt, for 22 hotels requiring annual minimum returns of $22.0 million (approximately $5.5 million per quarter); and one management agreement with a subsidiary of Radisson Hospitality, Inc., or Radisson, for nine hotels, requiring annual minimum returns of $20.4 million (approximately $5.1 million per quarter). Minimum returns due to SVC are partially guaranteed under the Hyatt and Radisson agreements. Based on current estimates, SVC projects that it may exhaust the remainder of the guarantee from Hyatt during the fourth quarter of 2020.

During the quarter ended June 30, 2020, SVC advanced an aggregate of $80.5 million of working capital to certain of its hotel operators to cover projected operating losses. SVC advanced $37.0 million to IHG, $30.0 million to Marriott, $7.4 million to Sonesta, $2.4 million to Wyndham and $3.7 million to Hyatt. These working capital advances are reimbursable to SVC from a share of future cash flow from the applicable hotel operations in excess of the minimum returns and rents due to SVC and certain fees to the manager, if any.
Net Lease Portfolio:
As of June 30, 2020, SVC owned 809 net lease service-oriented retail properties with an aggregate of 13.7 million square feet requiring aggregate annual minimum rent of $369.4 million which represented 38% of SVC’s total annual minimum returns and rents. The portfolio was 99% leased by 180 tenants operating under 129 brands in 22 distinct industries with a weighted (by annual minimum rent) average lease term of 11.11 years. As of the quarter ended June 30, 2020, the aggregate coverage of SVC’s net lease portfolio’s minimum rent was 2.16x. TravelCenters of America Inc. (Nasdaq: TA), or TA, is SVC’s largest tenant. As of June 30, 2020, SVC leased to TA a total of 179 travel centers under five leases that expire between 2029 and 2035 and require aggregate annual minimum rents of $246.1 million, or 25.6% of SVC’s minimum rents and returns. TA is current on all of its lease payments due to SVC.
During the quarter ended June 30, 2020, SVC collected 58.7% of rents from its other net lease tenants (45.6% in April, 2020, 57.6% in May, 2020 and 74.6% in June 2020). In July 2020, SVC collected 80.0% of rents from its other net lease tenants. As of August 6, 2020, SVC has entered into rent deferral agreements with 80 net lease retail tenants with leases requiring an aggregate of $59.3 million of annual minimum rents. Generally, these rent deferrals are for one to four months of rent and will be payable, in most cases, in 12 to 24 equal monthly installments beginning in September 2020. In aggregate, SVC has deferred $11.3 million of rents from its net lease tenants to date. During the quarter ended June 30, 2020, SVC recorded reserves for uncollectible revenues of $5.0 million for certain of its net lease tenants.

Leasing and Occupancy:
During the quarter ended June 30, 2020, SVC entered lease renewals for an aggregate of 506,780 rentable square feet at weighted (by rentable square feet) average rents that were 7.0% above prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was 13.7 years and leasing concessions and capital commitments were $7.5 million, or $14.80 per square foot. Also during the quarter ended June 30, 2020, SVC entered into new leases for an aggregate of 39,892 rentable square feet at weighted (by rentable square feet) average rents that were 25.9% below prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was six years and leasing concessions and capital commitments were $0.2 million, or $3.93 per square foot.
Conference Call:
At 10:00 a.m. Eastern Time this morning, John Murray, Chief Executive Officer, Brian Donley, Chief Financial Officer, and Todd Hargreaves, Vice President and Chief Investment Officer, will host a conference call to discuss SVC’s second quarter 2020 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Friday, August 14, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10145356.
A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s second quarter conference call is strictly prohibited without the prior written consent of SVC.
Supplemental Data:
A copy of SVC’s Second Quarter 2020 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.
Service Properties Trust is a REIT which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 149 distinct brands across 23 industries. SVC’s properties are primarily operated under long-term management or lease agreements. SVC is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), or RMR Inc., an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including earnings before interest, taxes, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDAre, Adjusted EBITDAre, funds from operations, or FFO, and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income as presented in SVC’s condensed consolidated statements of income. SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs.

Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Comparable Hotels Data:
SVC presents RevPAR, ADR and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For the three months ended June 30, 2020 and 2019, SVC excluded 23 hotels from its comparable results. Two of these hotels were not owned for the entire periods, two were closed for major renovations and 19 suspended operations during part of the periods presented. For the six months ended June 30, 2020 and 2019, SVC excluded 25 hotels from its comparable results. Three of these hotels were not owned for the entire periods, three were closed for major renovations and 19 suspended operations during part of the periods presented.
Minimum Rent and Return Coverage:
Hotel coverage is calculated as total hotel revenues minus all hotel expenses and FF&E reserve escrows that are not subordinated to minimum returns due to SVC divided by the minimum returns or rents due to SVC.
SVC defines net lease coverage as earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. EBITDAR amounts used to determine rent coverage are generally for the latest twelve-month period reported based on the most recent operating information, if any, furnished by the tenant. Operating statements furnished by the tenant often are unaudited and, in certain cases, may not have been prepared in accordance with GAAP and are not independently verified by SVC. Tenants that do not report operating information are excluded from the coverage calculations. Coverage amounts include data for certain properties for periods prior to when SVC acquired them. In instances where we do not have financial information for the most recent quarter from our tenants, we have calculated an implied EBITDAR for the second quarter using industry benchmark data to more accurately reflect the impact of COVID-19 on our tenants’ operations. We believe using only financial information from the earlier periods could be misleading as it would not reflect the negative impact those tenants experienced as a result of the COVID-19 pandemic. As a result, we believe using this industry benchmark data provides a more accurate estimated representation of recent operating results and coverage for those tenants.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Hotel operating revenues (1)	$117,356	$541,215	$500,859	$996,078
Rental income (2)	97,584	68,217	197,656	136,890
FF&E reserve income (3)	—	1,130	201	2,502
Total revenues	214,940	610,562	698,716	1,135,470

Expenses:
Hotel operating expenses (1)	46,957	380,431	318,105	698,116
Other operating expenses	3,565	1,272	7,324	2,712
Depreciation and amortization	127,427	99,196	255,353	198,561
General and administrative (4)	11,302	12,207	25,326	24,442
Loss on asset impairment (5)	28,514	—	45,254	—
Total expenses	217,765	493,106	651,362	923,831

Gain (loss) on sale of real estate (6)	(2,853)	—	(9,764)	159,535
Dividend income	—	876	—	1,752
Unrealized gains (losses) on equity securities, net (7)	3,848	(60,788)	(1,197)	(39,811)
Gain on insurance settlement (8)	62,386	—	62,386	—
Interest income	15	449	277	1,086
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $3,486, $2,570, $6,774 and $5,140, respectively)	(72,072)	(49,601)	(143,147)	(99,367)
Loss on early extinguishment of debt (9)	(6,970)	—	(6,970)	—
Income (loss) before income taxes and equity in earnings (losses) of an investee	(18,471)	8,392	(51,061)	234,834
Income tax benefit (expense) (7)	(16,660)	260	(17,002)	(799)
Equity in earnings (losses) of an investee (10)	(2,218)	130	(2,936)	534
Net income (loss)	$(37,349)	$8,782	$(70,999)	$234,569

Weighted average common shares outstanding (basic)	164,382	164,284	164,376	164,281
Weighted average common shares outstanding (diluted)	164,382	164,326	164,376	164,324

Net income (loss) per common share (basic and diluted)	$(0.23)	$0.05	$(0.43)	$1.43
See Notes on pages 11 and 12

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Calculation of FFO and Normalized FFO: (11)
Net income (loss)	$(37,349)	$8,782	$(70,999)	$234,569
Add (Less): Depreciation and amortization	127,427	99,196	255,353	198,561
(Gain) loss on sale of real estate (6)	2,853	—	9,764	(159,535)
Loss on asset impairment (5)	28,514	—	45,254	—
Unrealized (gains) losses on equity securities, net (8)	(3,848)	60,788	1,197	39,811
Adjustments to reflect the entity’s share of FFO attributable to an investee (10)	327	—	439	—
FFO	117,924	168,766	241,008	313,406
Add: Loss on early extinguishment of debt (9)	6,970	—	6,970	—
Gain on insurance settlement, net of tax (7)	(46,736)	—	(46,736)	—
Normalized FFO	$78,158	$168,766	$201,242	$313,406

Weighted average common shares outstanding (basic)	164,382	164,284	164,376	164,281
Weighted average common shares outstanding (diluted)	164,382	164,326	164,376	164,324

Basic and diluted per common share amounts:
FFO	$0.72	$1.03	$1.47	$1.91
Normalized FFO	$0.48	$1.03	$1.22	$1.91
Distributions declared per share	$0.01	$0.54	$0.55	$1.07

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre:(12)
Net income (loss)	$(37,349)	$8,782	$(70,999)	$234,569
Add (Less): Interest expense	72,072	49,601	143,147	99,367
Income tax expense (7)	16,660	(260)	17,002	799
Depreciation and amortization	127,427	99,196	255,353	198,561
EBITDA	178,810	157,319	344,503	533,296
Add (Less): (Gain) loss on sale of real estate (6)	2,853	—	9,764	(159,535)
Loss on asset impairment (5)	28,514	—	45,254	—
EBITDAre	210,177	157,319	399,521	373,761
Add (Less):
General and administrative expense paid in common shares (13)	832	865	1,422	1,301
Adjustments to reflect the entity’s share of EBITDA attributable to an investee (10)	421	—	579	—
Loss on early extinguishment of debt (9)	6,970	—	6,970	—
Gain on insurance settlement (7)	(62,386)	—	(62,386)	—
Unrealized (gains) losses on equity securities, net (8)	(3,848)	60,788	1,197	39,811
Adjusted EBITDAre	$152,166	$218,972	$347,303	$414,873
See Notes on pages 11 and 12

(1)
As of June 30, 2020, SVC owned 329 hotels; 328 of these hotels were managed by hotel operating companies and one hotel was leased to a hotel operating company. SVC’s condensed consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income and other operating expenses from its leased hotel and net lease properties. Certain of SVC’s managed hotels had net operating results that were, in the aggregate, $196,107 and $4,853 less than the minimum returns due to SVC for the three months ended June 30, 2020 and 2019, respectively, and $314,171 and $37,085 less than the minimum returns due to SVC for the six months ended June 30, 2020 and 2019, respectively. When managers of these hotels are required to fund the shortfalls under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings (including security deposit applications) in its condensed consolidated statements of income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $121,155 for the three months ended June 30, 2020 and $191,660 and $16,679 for the six months ended June 30, 2020 and 2019, respectively. There was no reduction to hotel operating expenses for the three months ended June 30, 2019. When SVC reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to SVC of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided SVC with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. SVC had shortfalls at certain of its managed hotel portfolios not funded by the managers of these hotels under the terms of its management agreements of $73,617 and $5,090 for the three months ended June 30, 2020 and 2019, respectively, and $121,373 and $23,797 for the six months ended June 30, 2020 and 2019, respectively, which represent the unguaranteed portions of SVC’s minimum returns from its Sonesta, Marriott and Wyndham agreements. The net operating results of SVC’s managed hotel portfolios did not exceed the minimum returns due to SVC for either of the three and six months ended June 30, 2020. However, certain of SVC’s managed hotel portfolios had net operating results that were, in the aggregate, $21,102 and $10,494 more than the minimum returns due to SVC for the three and six months ended June 30, 2019, respectively. Certain of SVC’s guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to SVC, certain fees to the manager, or working capital advances, if any, pursuant to the terms of the applicable agreements. When SVC’s guarantees and security deposits are replenished by cash flows from hotel operations, SVC reflects such replenishments in its condensed consolidated statements of income as an increase to hotel operating expenses. There were no such replenishments for the either of the three or six months ended June 30, 2020, respectively, and replenishments of $9,208 and $3,422 for the three and six months ended June 30, 2019, respectively.

(2)
SVC increased rental income by $875 for the three months ended June 30, 2020, reduced rental income by $3,190 for the three months ended June 30, 2019 and reduced rental income by $2,669 and $4,322 for the six months ended June 30, 2020 and 2019, respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TA and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight-line basis.

(3)
Various percentages of total sales at certain of SVC’s hotels are FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels. SVC reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. SVC does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.

(4)
Incentive fees under SVC’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in SVC’s condensed consolidated statements of income. In calculating net income (loss) in accordance with GAAP, SVC recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although SVC recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income (loss), SVC does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. No business management incentive fee expense was recorded for the three and six months ended June 30, 2020 or 2019.

(5)
SVC recorded a $28,514 loss on asset impairment during the three months ended June 30, 2020 to reduce the carrying value of 17 hotel properties and four net lease properties to their estimated fair value. SVC recorded a $16,740 loss on asset impairment during the three months ended March 31, 2020 to reduce the carrying value of two net lease properties to their estimated fair value.

(6)
SVC recorded a $2,853 net loss on sale of real estate during the three months ended June 30, 2020 in connection with the sales of four net lease properties. SVC recorded a $6,911 net loss on sale of real estate during the three months ended March 31, 2020 in connection with the sales of six net lease properties. SVC recorded a $159,535 gain on sale of real estate during the three months ended March 31, 2019 in connection with the sales of 20 travel centers.

(7)
Unrealized gains (losses) on equity securities, net represents the adjustment required to adjust the carrying value of SVC’s former investment in RMR Inc. common stock and its investment in TA common shares to their fair value. SVC sold its RMR Inc. shares on July 1, 2019.

(8)
SVC recorded a $62,386 gain on insurance settlement during the three months ended June 30, 2020 for insurance proceeds received for its leased hotel in San Juan, PR related to Hurricane Maria. Under GAAP, SVC was required to increase the building basis of its San Juan hotel for the amount of the insurance proceeds. SVC also recorded a $15,650 deferred tax liability as a result of the book value to tax basis difference related to this accounting in the three months ended June 30, 2020.

(9)
SVC recorded a $6,970 loss on extinguishment of debt, net of unamortized discount and deferred financing costs, relating to its repurchase of $350,000 principal amount of its $400,000 of 4.25% senior notes due 2021, for an aggregate purchase price of $355,971, excluding accrued interest.

(10)
Represents SVC’s proportionate share of its equity investment in Sonesta during the three and six months ended June 30, 2020 and Affiliates Insurance Company during the three and six months ended June 30, 2019.

(11)
SVC calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income (loss), calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain SVC’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and to the dividend yield of other REITs, SVC’s expectation of its future capital requirements and operating performance, and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.

(12)
SVC calculates EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to SVC. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.

(13)	Amounts represent the equity compensation for SVC’s Trustees, its officers and certain other employees of SVC’s manager.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Real estate properties:
Land	$2,033,292	$2,066,602
Buildings, improvements and equipment	9,113,157	9,318,434
Total real estate properties, gross	11,146,449	11,385,036
Accumulated depreciation	(3,147,359)	(3,120,761)
Total real estate properties, net	7,999,090	8,264,275
Acquired real estate leases and other intangibles, net	350,546	378,218
Assets held for sale	152,367	87,493
Cash and cash equivalents	20,206	27,633
Restricted cash	29,652	53,626
Due from related persons	60,999	68,653
Other assets, net	266,685	154,069
Total assets	$8,879,545	$9,033,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$33,127	$377,000
Unsecured term loan, net	397,358	397,889
Senior unsecured notes, net	5,732,018	5,287,658
Security deposits	9,276	109,403
Accounts payable and other liabilities	352,473	335,696
Due to related persons	9,572	20,443
Total liabilities	6,533,824	6,528,089

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,597,589 and 164,563,034 shares issued and outstanding, respectively	1,646	1,646
Additional paid in capital	4,548,880	4,547,529
Cumulative net income available for common shareholders	3,420,646	3,491,645
Cumulative common distributions	(5,625,451)	(5,534,942)
Total shareholders’ equity	2,345,721	2,505,878
Total liabilities and shareholders’ equity	$8,879,545	$9,033,967

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever SVC uses words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC’s control. For example:

•
Mr. Murray indicates SVC’s belief that it is currently well positioned with a diverse portfolio of assets and ample liquidity. This may imply that SVC has the ability to withstand the current economic downturn. However, if the COVID-19 pandemic continues to have a negative impact on the economy, the economic downturn could continue for an extended period or worsen, SVC’s operators’ and tenants’ businesses, operations and cash positions may be materially and adversely impacted and result in additional operators and tenants being unable to pay rents and returns to SVC or in continuing as going concerns. In turn, SVC’s financial situation and liquidity could be materially and adversely impacted and the value of its properties could decline.

•
Mr. Murray indicates SVC has continued to take proactive steps to increase its liquidity, manage its debt maturities and preserve capital. However, if the COVID-19 pandemic or the current economic conditions continue for an extended period or worsen, these actions may not be adequate to ensure that SVC maintains sufficient liquidity. In addition, the capital spending deferred may become necessary at an earlier date than currently expected and the need to make other capital spending may arise unexpectedly or due to external or other events. Further, SVC may not resume paying regular quarterly distributions at or near historic levels in the near future, or otherwise increase or maintain the current level of distributions, and the reduced rate may extend for an indefinite period because of changes in SVC’s earnings, liquidity, financial leverage or other circumstances. Also, rent deferrals SVC agrees to may be insufficient and those tenants may continue to be unable or unwilling to pay amounts owed to SVC, including the deferred rent, and they may fail to continue as going concerns. In addition, additional SVC tenants may become unable or unwilling to pay rent and seek similar or additional relief from SVC, particularly if the current severe economic conditions do not soon significantly improve.

•
Mr. Murray indicates SVC’s belief that it experienced the height of the COVID-19 pandemic in April and trends are pointing to a slow and steady recovery. However, positive trends within the second quarter may not be indicative of future trends related to hotel occupancy and the ability of net lease tenants to pay amounts due under their leases. COVID-19 infections have recently increased in large parts of the United States and the United States economy is facing continuous challenges. These positive trends within the second quarter could reverse and further deteriorate as a result.

•
Mr. Murray indicates that SVC plans to move forward with certain of its previously planned hotel sales by year end. This may imply that SVC will succeed in completing those sales and at prices it expects. However, SVC may not be able to complete these sales by year end or at all at prices and other terms it considers acceptable. The sales of SVC’s properties are subject to various contingencies; accordingly, SVC cannot provide any assurance that it will sell any of these properties and the sales may be delayed or may not occur.

•	SVC’s perception that its diverse portfolio of suburban extended stay and limited service hotels are expected to recover faster than urban full-service hotels may not be realized.

•
Although SVC obtained a limited waiver of certain financial covenants through March 2021, it may fail to satisfy additional covenants contained in its credit agreement or fail to satisfy its public debt covenants. SVC’s ability to borrow under its revolving credit facility is subject to SVC satisfying those covenants and other conditions. If SVC’s operating results and financial condition are significantly and adversely impacted by current economic conditions or otherwise, SVC may fail to satisfy those covenants and conditions.

•
SVC fully utilized the security deposit it held from IHG and IHG has defaulted on its payments to SVC. There is no assurance IHG will cure these defaults or that SVC will successfully negotiate modifications to the existing agreements on favorable terms. Further, if SVC does not come to an agreement with IHG, it expects to rebrand all 103 hotels under the IHG agreement and the terms of the arrangements with any successor operator may not be as favorable as the existing agreements with IHG. SVC may not be able to rebrand and, even if it is able to rebrand, transitioning hotels to another operator is disruptive to their operations and requires significant capital investments and may not occur.

•
SVC fully utilized the security deposit it held and exhausted the $30.0 million limited guarantee to cover shortfalls in hotel cash flows available to pay the minimum returns due to SVC under its Marriott agreement. Under the Marriott agreement, if the security deposit and guaranty have been depleted, Marriott is required to fund shortfalls up to 80% of the minimum returns due to SVC to avoid termination. There can be no assurance that Marriott will pay any shortfalls.

•
SVC cannot be sure of the future financial performance of SVC’s properties and whether such performance will cover SVC’s minimum returns and rents, or regarding SVC’s managers’, tenants’ or guarantors’ future actions or their abilities or willingness to pay minimum returns and rents owed to SVC. If other operators do not honor their obligations, SVC may seek to terminate its agreements with them or other actions to enforce its rights.

•
SVC has no guarantees or security deposits for the minimum returns due to SVC from SVC’s Sonesta or Wyndham agreements. Accordingly, SVC has received and may continue to receive amounts that are less than the contractual minimum returns stated in these agreements or SVC may incur losses from these hotels.

The information contained in SVC’s filings with the SEC, including under the caption “Risk Factors” in SVC’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC’s forward-looking statements. SVC’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
(end)